Exhibit 4.1
AMENDED AND RESTATED
POTOMAC BANK OF VIRGINIA
1999 STOCK OPTION PLAN
1. Purpose of the Plan. This Stock Option Plan (this “Plan”), which is an amendment and restatement of the Potomac Bank of Virginia 1999 Stock Option Plan, adopted by Potomac Bank of Virginia (“Potomac Bank”) and assumed by Sandy Spring Bancorp, Inc. (the “Company”) in accordance with Section 5.14 of the Agreement and Plan of Merger dated as of October 10, 2006, pursuant to which Potomac Bank was merged with and into Sandy Spring Bank (“Sandy Spring”) as of 11:59 p.m. on February 15, 2007 (the “Merger Date”). The assumption of the Plan by the Company and this amendment and restatement are effective as of 11:59 p.m. on February 15, 2007 (the “Effective Time”) and such amendment and restatement shall govern the operation of the Plan from and after the Effective Time.
2. Definitions. In this Plan:
(a)	“Affiliate” means any “parent corporation” or “subsidiary corporation” of the Company as such terms are defined in Section 424(e) and (f), respectively, of the Code.

(b)	“Agreement” means a written agreement entered into in accordance with Paragraph 5(c).

(c)	“Board” means the Board of Directors of the Company.

(d)	“Change in Control” means any one of the following events occurring after the Effective Time: (1) the acquisition of ownership, holding or power to vote more than 50% of the Company’s voting stock, (2) the acquisition of the power to control the election of a majority of the Company’s directors, (3) the exercise of a controlling influence over the management or policies of the Company by any person or by persons acting as a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934), or (4) the failure of Continuing Directors to constitute at least two-thirds of the Board of Directors of the Company (the “Company Board”) during any period of two consecutive years. For purposes of this Plan, “Continuing Directors” shall include only those individuals who were members of the Company Board as of the Effective Time and those other individuals whose election or nomination for election as a member of the Company Board was approved by a vote of at least two-thirds of the Continuing Directors then in office. For purposes of this subparagraph only, the term “person” refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein. The decision of the Committee as to whether a Change in Control has occurred shall be conclusive and binding.

(e)	“Code” means the Internal Revenue Code of 1986, as amended.

(f)	“Committee” means the Stock Option Committee appointed in accordance with Paragraph 5(a) hereof.

(g)	“Common Stock” means the common stock, par value $1.00 per share, of the Company.

(h)	“Continuous Service” means the absence of any interruption or termination of service as an Employee of the Company or an Affiliate. Continuous Service shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Company or in the case of transfers between payroll locations of the Company or between the Company, an Affiliate or a successor.

(i)	“Employee” means any person employed by the Company or by an Affiliate.

(j)	“Exercise Price” means the price per Optioned Share at which an Option may be exercised.

(k)	“ISO” means an option to purchase Common Stock that meets the requirements set forth in the Plan, and which is intended to be and is identified as an “incentive stock option” within the meaning of Section 422 of the Code.

(l)	“Market Value” means the following:

If the Common Stock is listed on a national securities exchange (including the NASDAQ Stock Market) on the date in question, then the Market Value per Share shall be the average of the highest and lowest selling price on such exchange on such date, or if there were no sales on such date, then the Market Value per Share shall be the mean between the bid and asked prices on such date. If the Common Stock is traded otherwise than on a national securities exchange on the date in question, then the Market Value per Share shall be the mean between the bid and asked price on such date, or, if there is no bid and asked price on such date, then on the next prior business day on which there was a bid and asked price. If no such bid and asked price is available, then the Market Value per Share shall be its fair market value as determined by the Committee, in its sole and absolute discretion.

(m)	“Non-Employee Director” means any member of the Board who, at the time discretion under the Plan is exercised, is a “Non-Employee Director” within the meaning of Rule 16b-3.

(n)	“Non-ISO” means an option to purchase Common Stock that meets the requirements set forth in the Plan but which is not intended to be, and is not identified as, an ISO.

(o)	“Option” means an ISO or a Non-ISO.

(p)	“Optioned Shares” means Shares subject to an Option granted pursuant to this Plan.

(q)	“Outstanding Shares” means the total shares of Common Stock which have been issued and which (a) are not held as treasury shares, and (b) have not been cancelled or retired by the Company.

(r)	“Participant” means any person who receives an Option pursuant to the Plan.

(s)	“Rule 16b-3” means Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

(t)	“Share” means one share of Common Stock.

(u)	“Transaction” means (i) the liquidation or dissolution of the Company, (ii) a merger or consolidation in which the Company is not the surviving entity, or (iii) the sale or disposition of all or substantially all of the Company’s assets.
3. Term of the Plan. The Plan shall continue in effect until February 17, 2009.
4. Conversion of Options; Shares Subject to the Plan. Each holder of an Option to acquire shares of common stock of Potomac Bank that remains outstanding after the Effective Time who has elected to have such Option converted into an Option to acquire shares of Common Stock of the Company in a manner acceptable to the Committee on or prior to February 26, 2007, shall have such Option converted. Such converted Option shall be an ISO or a Non-ISO, in accordance with the character of the Option being converted into an Option, and the number of shares covered by such converted Option shall be determined by multiplying the number of shares of common stock of Potomac Bank that were subject to the Option being converted by 0.6143 (rounded down to the nearest whole share), at an exercise price determined by dividing the exercise price per share of the Option being converted by 0.6143 (rounded up to the nearest whole cent).
An Option which is converted into an Option to acquire shares of Common stock of the Company shall be subject to the terms and conditions of the Agreement which granted the Option from which such Option, pursuant to the immediately preceding paragraph, was converted.

After the Effective Time, no Options shall be granted under the Plan. All Options previously granted under the Plan that are not converted into Options to acquire shares of Common Stock of the Company as provided above shall be terminated in exchange for a cash payment equal to the excess of $21.75 per share of Shares subject to the Option over the Exercise Price of the Option.
The provisions of this Paragraph 4 with respect to the conversion of the Options or termination thereof in exchange for a cash payment have been adopted by the board of directors of Potomac Bank, in its capacity as Committee under the Plan, on January 26, 2007.
Except as otherwise recognized by the provision of Paragraph 9 hereof, a total of 51,178 shares may be issued upon exercise of Options granted under this Plan and outstanding at the Effective Time.
5. Administration of the Plan.
     (a) Composition of the Committee. The Plan shall be administered by the Committee, which shall consist of not less than two (2) members of the Board and up to three (3) additional members, who may be members of the Board, or non-director officers of the Company. Members of the Committee may be Employee Directors or Non-Employee Directors, and shall serve at the pleasure of the Board. In the absence at any time of a duly appointed Committee, the Plan shall be administered by the Board. As of the Effective Time, the Committee shall be the Stock Option Committee appointed pursuant to the Company’s 2005 Stock Plan.
     (b) Powers of the Committee. The Plan shall be administered by the Committee, which, except as limited by the express provisions of the Plan or by resolutions adopted by the Board, shall have sole and complete authority and discretion (i) to select Participants and grant Options, (ii) to determine the form and content of Options to be issued in the form of Agreements under the Plan, (iii) to interpret the Plan, (iv) to prescribe, amend and rescind rules and regulations relating to the Plan, and (v) to make other determinations necessary or advisable for the administration of the Plan. The Committee shall have and may exercise such other power and authority as may be delegated to it by the Board from time to time. A majority of the entire Committee shall constitute a quorum and the action of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting shall be deemed the action of the Committee.
     (c) Agreement. Each Option shall be evidenced by a written agreement containing such provisions as may be approved by the Committee. Each such Agreement shall constitute a binding contract between the Company and the Participant, and every Participant, upon acceptance of such Agreement, shall be bound by the terms and restrictions of the Plan and of such Agreement. The terms of each such Agreement shall be in accordance with the Plan, but each Agreement may include such additional provisions and restrictions determined by the Committee, in its discretion, provided that such additional provisions and restrictions are not inconsistent with the terms of the Plan. In particular, the Committee shall set forth in each Agreement (i) the Exercise Price of an Option, (ii) the number of Shares subject to, and the expiration date of, the Option, (iii) the manner, time and rate (cumulative or otherwise) of exercise or vesting of such Option, and (iv) the restrictions, if any, to be placed upon such Option, or upon Shares which may be issued upon exercise of such Option. The Chairman of the Committee and such other officers as shall be designated by the Committee are hereby authorized to execute Agreements on behalf of the Company and to cause them to be delivered to the recipients of Options.
     (d) Effect of the Committee’s Decisions. All decisions, determinations, and interpretations of the Committee shall be final and conclusive on all persons affected thereby.
     (e) Indemnification. In addition to such other rights of indemnification as they may have, the members of the Committee shall be indemnified by the Company in connection with any claim, action, suit or proceeding relating to any action taken or failure to act under or in connection with the Plan or any Option, granted hereunder to the full extent provided for under the Company’s Articles of Incorporation or Bylaws with respect to the indemnification of Directors.

6. Exercise of Options.
     (a) Generally. Any Option shall be exercisable at such times and under such conditions as shall be permissible under the terms of the Plan and of the Agreement. An Option may not be exercised for a fractional Share.
     (b) Procedure for Exercise. A Participant may exercise Options, subject to provisions relative to its termination and limitations on its exercise, only by (1) written notice of intent to exercise the Option with respect to a specified number of Shares, and (2) payment to the Company (contemporaneously with delivery of such notice) in cash, in Common Stock, or a combination of cash and Common Stock, of the amount of the Exercise Price for the number of Shares with respect to which the Option is then being exercised. Each such notice (and payment where required) shall be delivered, or mailed by prepaid registered or certified mail, addressed to the Chief Financial Officer of the Company at the Company’s executive offices. Common Stock utilized in full or partial payment of the Exercise Price for Options shall be valued at its Market Value at the date of exercise.
     (c) Period of Exercisability-ISOs. An ISO may be exercised by a Participant only while the Participant is an Employee and has maintained Continuous Service from the date of the grant of the ISO, or within three months after termination of such Continuous Service (but not later than the date on which the Option would otherwise expire), except if the Employee’s Continuous Service terminates by reason of:
(1)	“Just Cause” which for purposes hereof shall have the meaning set forth in any unexpired employment or severance agreement between the Participant and the Company (and, in the absence of any such agreement, means termination because of the Employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order), then the Participant’s rights to exercise such ISO shall expire on the date of such termination;

(2)	death, then to the extent that the Participant would have been entitled to exercise the ISO immediately prior to his death, such ISO of the deceased Participant may be exercised within two years from the date of his death (but not later than the date on which the Option would otherwise expire) by the personal representatives of his estate or person or persons to whom his rights under such ISO shall have passed by will or by laws of descent and distribution; or

(3)	Permanent and Total Disability (as such term is defined in Section 22(e)(3) of the Code), then to the extent that the Participant would have been entitled to exercise the ISO immediately prior to his Permanent and Total Disability, such may be exercised within one year from the date of such Permanent and Total Disability, but not later than the date on which the ISO would otherwise expire.
Any Option whose terms provide for its exercise in installments may become immediately exercisable upon the Participant’s death or Permanent and Total Disability, if permitted by the Committee.
     (d) Period of Exercisability-Non-ISOs. A Non-ISO may be exercised by a Participant only while the Participant is an Employee or a Director of the Company or its Affiliates and has maintained Continuous Service from the date of the grant of the Non-ISO, or within three (3) months after termination of such Continuous Service (but no later than the date on which the Option would otherwise expire), except if the Participant’s Continuous Service terminates by reason of:
(1)	“Just Cause” which for purposes hereof shall have the meaning set forth in any unexpired employment or severance agreement between the Participant and the Company (and, in the absence of any such agreement, means termination because of the Participant’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order), then the Participant’s rights to exercise such Non-ISO shall expire on the date of such termination;

(2)	death, then to the extent that the Participant would have been entitled to exercise the Non-ISO immediately prior to his death, such Non-ISO of the deceased Participant may be exercised within two years from the date of his death (but not later than the date on which the Option would otherwise expire) by the personal representatives of his estate or person or persons to whom his rights under such Non-ISO shall have passed by will or by laws of descent and distribution; or

(3)	Permanent and Total Disability (as such term is defined in Section 22(e)(3) of the Code), then to the extent that the Participant would have been entitled to exercise the Non-ISO immediately prior to his Permanent and Total Disability, such Non-ISO may be exercised within one year from the date of such Permanent and Total Disability, but not later than the date on which the Non-ISO would otherwise expire.
Any Option whose terms provide for its exercise in installments may become immediately exercisable upon the Participant’s death or Permanent and Total Disability.
     (e) Effect of the Committee’s Decisions. The Committee’s determination whether a Participant’s Continuous Service has ceased, and the effective date thereof shall be final and conclusive on all persons affected thereby.
7. Conditions Upon Issuance of Shares.
     (a) Compliance with Securities Laws. Shares of Common Stock shall not be issued with respect to any Option unless the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, any applicable state securities law, and the requirements of any stock exchange upon which the Shares may then be listed. The Plan is intended to comply with Rule 16b-3, if applicable, and any provision of the Plan that the Committee determines in its sole and absolute discretion to be inconsistent with said Rule shall, to the extent of such inconsistency, be inoperative and null and void, and shall not affect the validity of the remaining provisions of the Plan.
     (b) Special Circumstances. The inability of the Company to obtain approval from any regulatory body or authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder shall relieve the Company of any liability in respect of the non-issuance or sale of such Shares. As a condition to the exercise of an Option, the Company may require the person exercising the Option to make such representations and warranties as the Committee determines may be necessary to assure the availability of an exemption from the registration requirements of federal or state securities law.
     (c) Committee Discretion. The Committee shall have the discretionary authority to impose in Agreements such restrictions on Shares as it may deem appropriate or desirable, including, but not limited to, the authority to impose a right of first refusal or to establish repurchase rights or both of these restrictions.
8. Restrictions on Sale of Shares.
     (a) Six-Month Restriction. Shares of Common Stock that have been acquired upon exercise of an Option may not be sold or otherwise disposed of before the end of a six-month period beginning on the date the Option was granted. This restriction is in addition to any other restriction imposed by this Plan or by the Committee pursuant to this Plan.
     (b) Exceptions. The six-month restriction imposed by subparagraph (a) shall not apply to dispositions by bona fide gifts or to transfers by will or the laws of descent or distribution.

9. Effect of Changes in Control and Changes in Stock Subject to the Plan.
     (a) Effects of Change in Control.
(1)	Notwithstanding the provisions of any Option that provides for its exercise or vesting in installments, all Options shall be immediately exercisable and fully vested upon a Change in Control.

(2)	At the time of a Change in Control, the Participant shall, at the sole and absolute discretion of the Committee, be entitled to receive a cash payment in an amount equal to the excess of the Market Value at the time of the Change in Control of the Shares subject to such Option over the Exercise Price of such Shares, in exchange for cancellation of such Options, provided that in no event may an Option be cancelled in exchange for cash within the six-month period following the date of its grant.

(3)	In the event there is a Transaction, all outstanding Options shall be surrendered. With respect to each Option so surrendered, the Committee shall in its sole and absolute discretion determine whether the holder of each Option so shall receive:
(A)	for each Share then subject to an outstanding Option, an Option for the number and kind of shares into which each Outstanding Share (other than Shares held by dissenting stockholders) is changed or exchanged, together with an appropriate adjustment to the Exercise Price;

(B)	the number and kind of shares into which each Outstanding Share (other than Shares held by dissenting stockholders) is changed or exchanged in the Transaction that are equal in market value to the excess of the Market Value on the date of the Transaction of the Shares subject to the Option, over the Exercise Price of the Option; or

(C)	a cash payment (from the Company or the successor corporation), in an amount equal to the excess of the Market Value on the date of the Transaction of the Shares subject to the Option, over the Exercise Price of the Option.
     (b) Recapitalizations; Stock Splits, Etc. The number and kind of shares reserved for issuance under the Plan, and the number and kind of shares subject to outstanding Options and the Exercise Price thereof, shall be proportionately adjusted for any increase, decrease, change or exchange of Shares for a different number or kind of shares or other securities of the Company which results from a merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, split-up, combination of shares, or similar event in which the number or kind of shares is changed without the receipt or payment of consideration by the Company.
     (c) Special Rule for ISOs. Any adjustment made pursuant to subparagraphs (a)(3)(A) or (b) of this Paragraph shall be made in such a manner as not to constitute a modification, within the meaning of Section 424(h) of the Code, of outstanding ISOs.
     (d) Conditions and Restrictions on New, Additional, or Different Shares or Securities. If, by reason of any adjustment made pursuant to this Paragraph, a Participant becomes entitled to new, additional, or different shares of stock or securities, such new, additional, or different shares of stock or securities shall thereupon be subject to all of the conditions and restrictions which were applicable to the Shares pursuant to the Option before the adjustment was made.
     (e) Other Issuances. Except as expressly provided in this Paragraph, the issuance by the Company or an Affiliate of shares of stock of any class, or of securities convertible into Shares or stock of another class, for cash or property or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, shall not affect, and no adjustment shall be made with respect to, the number, class, or Exercise Price of Shares then subject to Options or reserved for issuance under the Plan.

10. Non-Transferability of Options. ISOs and Non-ISOs may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, or pursuant to the terms of a “qualified domestic relations order” (within the meaning of Section 414(p) of the Code and the regulations and rulings thereunder).
11. Timing of Granting Options. The date of grant of an Option shall, for all purposes, be the later of the date on which the Committee makes the determination of granting such Option and the Effective Date. Notice of the determination shall be given to each Participant to whom an Option is so granted within a reasonable time after the date of such grant.
12. Modification of Options. At any time, and from time to time, the Board may authorize the Committee to direct execution of an instrument providing for the modification of any outstanding Option, provided no such modification shall confer on the holder of said Option any right or benefit which could not be conferred on him by the grant of a new Option at such time, or impair the Option without the consent of the holder of the Option.
13. Amendment and Termination of the Plan. The Board may from time to time amend the terms of the Plan and, with respect to any Shares at the time not subject to Options, suspend or terminate the Plan; provided that shareholder approval shall be required to increase the number of Shares subject to the Plan provided in Paragraph 4 or to extend the terms of the Plan. No amendment, suspension, or termination of the Plan shall, without the consent of any affected holders of an Option, alter or impair any rights or obligations under any Option theretofore granted.
14. Reservation of Shares. The Company, during the term of the Plan, will reserve and keep available a number of Shares sufficient to satisfy the requirements of the Plan.
15. Withholding Tax. The Company’s obligation to deliver Shares upon exercise of Options (or such earlier time that the Participant makes an election under Section 83(b) of the Code) shall be subject to the Participant’s satisfaction of all applicable federal, state and local income and employment tax withholding obligations. The Committee, in its discretion, may permit the Participant to satisfy the obligation, in whole or in part, by irrevocably electing to have the Company withhold Shares, or to deliver to the Company Shares that he already owns, having a value equal to the amount required to be withheld. As an alternative, the Company may retain, or sell without notice, a number of such Shares sufficient to cover the amount required to be withheld.
16. No Employment or Other Rights. In no event shall a Director’s or Employee’s eligibility to participate or participation in the Plan create or be deemed to create any legal or equitable right of the Director or Employee or any other party to continue service with the Company or any Affiliate of such corporations. No Director or Employee shall have a right to be granted an Option or, having received an Option, the right to be granted an additional Option.
17. Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Maryland, except to the extent that federal law shall be deemed to apply.